Exhibit 10.4

FINAL FORM

LOCK-UP AGREEMENT

THIS AGREEMENT made the             day of                     , 2014,

BETWEEN:

[NAME OF DIRECTOR],

an [individual residing in the City of —],

(hereinafter called the “Shareholder”),

- and -

BURGER KING WORLDWIDE, INC.,

a corporation incorporated under the laws of

Delaware,

(hereinafter called “Parent”),

WHEREAS the Shareholder is the beneficial owner of common shares (the “Company Common Shares”) in the capital of Tim Hortons Inc. (the “Company”), as described more particularly on Schedule A hereto (together with any additional Company Common Shares acquired after the date hereof, the “Subject Shares”);

AND WHEREAS Parent is concurrently herewith entering into an arrangement agreement and plan of merger (as the same may be amended from time to time, the “Arrangement Agreement”) with the Company, 1011773 B.C. Unlimited Liability Company, an unlimited liability company organized under the laws of British Columbia (“Holdings”), New Red Canada Partnership, a general partnership organized under the laws of Ontario and a wholly-owned Subsidiary of Holdings (“Partnership”), Blue Merger Sub, Inc., a corporation incorporated under the laws of Delaware and a wholly-owned Subsidiary of Partnership (“Merger Sub”), and 8997900 Canada Inc., a corporation organized under the laws of Canada and a wholly-owned Subsidiary of Partnership (“Amalgamation Sub”), which provides for, among other things, the Company to proceed with a business combination transaction involving the arrangement of the Company under section 192 of the Canada Business Corporations Act (the “CBCA”) and the acquisition by Amalgamation Sub of all of the issued and outstanding shares of the Company, pursuant to and in the manner provided for by the arrangement, followed by the merger of Merger Sub with and into Parent, with Parent being the surviving corporation (the “Transaction”);

AND WHEREAS this Agreement sets out the terms and conditions of the agreement of the Shareholder (i) to vote or cause to be voted the Subject Shares in favour of the Arrangement Resolution (as defined in the Arrangement Agreement), and (ii) to abide by the restrictions and covenants set forth herein;

AND WHEREAS Parent is relying on the covenants, representations and warranties of the Shareholder set forth in this Agreement in connection with Parent’s execution and delivery of the Arrangement Agreement;

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreement herein contained, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1 All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Arrangement Agreement. All references herein to the Arrangement Agreement or any portion thereof refer to the Arrangement Agreement as amended, modified, restated or waived. The word “it” in reference to the Shareholder is used as a generic identifier and shall be deemed to mean “he” or “she” or words of similar import, as applicable.

ARTICLE 2

CERTAIN COVENANTS OF THE SHAREHOLDER

2.1 The Shareholder hereby covenants and irrevocably agrees that it shall, from the date hereof until the earlier of (i) the termination of this Agreement pursuant to Article 6 and (ii) the Effective Time, except in accordance with the terms of this Agreement:

(a)	not option for sale, offer, sell, assign, transfer, exchange, dispose of, pledge, encumber, grant a security interest in, hypothecate or otherwise convey, or enter into any forward sale, repurchase agreement or other monetization transaction with respect to, any of the Subject Shares, or any right or interest therein (legal or equitable), to any Person or agree to do any of the foregoing, other than pursuant to the Arrangement Agreement;

(b)	except to the extent contemplated by this Agreement, not grant any proxy, power of attorney or other right to vote the Subject Shares, or enter into any voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of Company Shareholders or give consents or approval of any kind with respect to any of the Subject Shares or agree to do any of the foregoing; and

(c)	not vote or cause to be voted any of the Subject Shares in respect of any proposed action by the Company in a manner which might reasonably be expected to prevent or materially delay the successful completion of the Transaction or the other transactions contemplated by the Arrangement Agreement.

2.2 If the Shareholder acquires any additional Company Common Shares following the date hereof (including through the exercise of any Company Equity Awards), the Shareholder acknowledges that such additional Company Common Shares shall be deemed to be Subject Shares for purposes of this Agreement and the Shareholder shall abide by the terms of this Agreement in respect of such Company Common Shares.

2.3 Notwithstanding any other provision of this Agreement, Parent hereby agrees and acknowledges that:

(a)	the Shareholder is bound hereunder solely in its capacity as a securityholder of the Company and that the provisions hereof shall not be deemed or interpreted to bind the Shareholder in its capacity as a director or officer of the Company (if the Shareholder holds such office). Without limiting the foregoing, Parent acknowledges and agrees that the Shareholder may take any action in its capacity as director or officer of the Company, and that any such action shall not be a violation of this Agreement; and

(b)	nothing in this Agreement shall prevent the Shareholder from serving as, or fulfilling its fiduciary duties as, a director of the Company.

ARTICLE 3

AGREEMENT TO VOTE

3.1 The Shareholder hereby covenants and agrees that from the date hereof until the earlier of (i) the Effective Date, and (ii) the termination of this Agreement in accordance with Article 6:

(a)	to vote or to cause to be voted the Subject Shares at the Company Meeting (or any adjournment or postponement thereof) in favour of the Arrangement Resolution and any other matter necessary for the consummation of the Transaction;

(b)	to vote or cause to be voted the Subject Shares against any Company Acquisition Proposal and/or any matter that could reasonably be expected to materially delay, prevent or frustrate the successful completion of the Transaction at any meeting of the shareholders of the Company called for the purpose of considering same;

(c)	no later than five Business Days prior to the date of the Company Meeting, the Shareholder shall deliver or cause to be delivered to the Company, with a copy to Parent concurrently, a duly executed proxy or proxies directing the holder of such proxy or proxies to vote in favour of the Arrangement Resolution and/or any other matter necessary for the consummation of the Transaction; and

(d)	such proxy or proxies shall name those individuals as may be designated by the Company in the Joint Information Statement/Circular and shall not be revoked without the written consent of Parent.

3.2 The Shareholder irrevocably and unconditionally covenants and agrees that the Shareholder will not exercise any Dissent Rights.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

4.1 The Shareholder represents, warrants and, where applicable, covenants to Parent as follows and acknowledges that Parent is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement and the Arrangement Agreement:

(a)	the Shareholder has the capacity and has received all requisite approvals to execute and delivery this Agreement and to perform his or her obligations hereunder;

(b)	this Agreement has been duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation, enforceable by Parent against the Shareholder in accordance with its terms, subject, however, to the Bankruptcy and Equity Exception;

(c)	the Shareholder is the beneficial owner of the Subject Shares;

(d)	the Shareholder has the right to vote all the Subject Shares and all the Subject Shares shall, immediately prior to the Effective Time, be beneficially owned by the Shareholder with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever;

(e)	the Shareholder is not party to any agreement for the sale, disposition, transfer or voting of any of the Subject Shares, except this Agreement;

(f)	none of the execution and delivery by the Shareholder of this Agreement or the completion or performance of the transactions contemplated hereby or the compliance by the Shareholder with the Shareholder’s obligations hereunder will result in a material breach of or constitute a material default under any provision of (i) any agreement or instrument to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s property or assets is bound, (ii) any judgment, decree, order or award of any Governmental Authority, or (iii) any law, statute, ordinance, regulation or rule applicable to the Shareholder in the context of the Transaction or this Agreement, except in each case as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform its obligations hereunder;

(g)	as of the date hereof, the Subject Shares as set forth on Schedule A hereto are the only Company Common Shares owned by the Shareholder; and

(h)

there are no legal proceedings in progress or pending before any Governmental Authority or, to the knowledge of the Shareholder, threatened against the Shareholder or its affiliates that would reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder.

The representations and warranties of the Shareholder set forth in this Article 4 shall not survive the completion of the Transaction and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with Article 6.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

5.1 Parent represents, warrants and, where applicable, covenants to the Shareholder as follows and acknowledges that the Shareholder is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement:

(a)	Parent has been duly formed and is validly existing under the laws of Delaware and has the requisite corporate power and authority to conduct its business as it is now being conducted and to enter into this Agreement and to perform its obligations hereunder;

(b)	the execution and delivery of this Agreement by Parent and the performance by it of its obligations hereunder have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Shareholder, constitutes a legal, valid and binding obligation, enforceable by the Shareholder against Parent in accordance with its terms, subject, however, to the Bankruptcy and Equity Exception; and

(c)	none of the execution and delivery by Parent of this Agreement or the completion or performance of the transactions contemplated hereby or the compliance by Parent with Parent’s obligations hereunder will result in a breach of or constitute a default (with or without notice of lapse of time or both) under any provision of (i) the constating documents of Parent, (ii) any agreement or instrument to which Parent is a party or by which Parent or any of Parent’s property or assets is bound, (iii) any judgment, decree, order or award of any Governmental Authority, or (iv) any law, statute, ordinance, regulation or rule applicable to Parent in the context of the Transaction or this Agreement.

The representations and warranties of Parent set forth in this Article 5 shall not survive the completion of the Transaction and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with Article 6.

ARTICLE 6

TERMINATION

6.1 This Agreement may be terminated by the Shareholder by written notice to Parent if

(a)	any of the representations and warranties of Parent contained herein is untrue or inaccurate in any material respect;

(b)	Parent has not complied in all material respects with its covenants to the Company under the Arrangement Agreement;

(c)	Parent, without the prior written consent of the Shareholder, decreases the amount of the Arrangement Consideration;

(d)	Parent, without the prior written consent of the Shareholder, otherwise varies the terms of the Arrangement Agreement in a manner that is materially adverse to the Shareholder; or

(e)	there has occurred a Company Adverse Recommendation Change.

6.2 This Agreement may be terminated by Parent by written notice to the Shareholder if:

(a)	the Shareholder has not complied in all material respects with its covenants to Parent contained herein;

(b)	any of the representations and warranties of the Shareholder contained herein is untrue or inaccurate in any material respect;

(c)	the Company has not complied in all material respects with its covenants to Parent under the Arrangement Agreement.

6.3 This Agreement shall be terminated upon the earliest of:

(a)	the date upon which Parent and the Shareholder mutually agree to terminate this Agreement;

(b)	the termination of the Arrangement Agreement in accordance with its terms;

(c)	the Effective Time; or

(d)	the Outside Date (taking into account any extensions thereof contemplated by Section 9.1(b)(i) of the Arrangement Agreement).

6.4 In the case of any notice of termination of this Agreement pursuant to Section 6.1, 6.2 or 6.3 this Agreement shall terminate and be of no further force or effect. Notwithstanding anything else contained herein, such termination shall not relieve any party from liability for any breach of this Agreement by the party prior to such termination.

ARTICLE 7

DISCLOSURE

7.1 The Shareholder (i) consents to the details of this Agreement being set out in the Joint Information Statement/Circular and this Agreement being made publicly available, including by filing on SEDAR, as may be required pursuant to applicable securities laws, (ii) consents to and authorizes the publication and disclosure by Parent and the Company of its identity and holding of Subject Shares, the nature of its commitments and obligations under this Agreement and any other information, in each case that Parent or the Company reasonably determines is required to be disclosed by applicable Law in any press release, the Joint Information Statement/Circular or any other disclosure document in connection with the Arrangement and any transactions contemplated by the Arrangement Agreement, (iii) agrees promptly to give to Parent and the Company any information either may reasonably require for the preparation of any such disclosure documents and (iv) agrees to promptly notify Parent and the Company of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Except as contemplated by the immediately preceding sentence and as otherwise required by applicable Laws or by any Governmental Authority or in accordance with the requirements of any stock exchange, no party shall make any public announcement or statement with respect to this Agreement without the approval of the other, which shall not be unreasonably withheld or delayed. A copy of this Agreement may be provided to the directors of the Company.

ARTICLE 8

GENERAL

8.1 This Agreement shall become effective upon execution and delivery hereof by the Shareholder.

8.2 The Shareholder and Parent shall, from time to time, promptly execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require to effectively carry out the intent of this Agreement.

8.3 This Agreement shall not be assignable by any party without the prior written consent of the other parties. This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns.

8.4 Time shall be of the essence of this Agreement.

8.5 Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if in writing, delivered or sent by telecopier or facsimile transmission or e-mail or similar means of recorded electronic communication:

(a)	in the case of the Shareholder:

Tim Hortons Inc.

874 Sinclair Road

Oakville, Ontario L6K 2Y1

Attention:         General Counsel

(b)	in the case of Parent:

Burger King Worldwide, Inc.

5505 Blue Lagoon Drive

Miami, Florida 33126

Attention:         General Counsel

or to such other street address, individual or electronic communication number or address as may be designated by notice given by any party to the others. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile or electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the following Business Day if not given during such hours on any day.

8.6 This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule (whether of the Province of Ontario or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Province of Ontario. Each of the parties irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

8.7 Each of the parties hereto agrees with the others that (i) money damages may not be a sufficient remedy for any breach of this Agreement by any of the parties, (ii) in addition to any other remedies at law or in equity that a party may have, such party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Agreement, and (iii) any party that is a defendant or respondent shall waive any requirement for the securing or posting of any bond in connection with such remedy. Each of the parties hereby consents to any preliminary applications for such relief to any court of competent jurisdiction. The prevailing party shall be reimbursed for all costs and expenses, including reasonable legal fees, incurred in enforcing the other party’s obligations hereunder.

8.8 If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not irremediably affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled according to their original tenor to the extent possible.

8.9 This Agreement constitutes the entire agreement between the parties and supersedes all other prior agreements, understandings and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

8.10 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

BURGER KING WORLDWIDE, INC.

by
Name:
Title:

SIGNED, SEALED & DELIVERED in the presence of:

Witness		—

SCHEDULE A

OWNERSHIP OF COMPANY COMMON SHARES

Name	Company Common Shares beneficially owned	Registered holder if different from beneficial owner	Total number of Company Common Shares owned or controlled